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

                                                           Exhibit 12.1

                                                Ratio of Earnings to Fixed Charges


                                                                                 For the Years Ended December 31,
                                                        --------------------------------------------------------------------------
                                                           2000             1999           1998            1997          1996
                                                        ------------   -------------   ------------   -------------   ------------
                                                                                      (In thousands)
Loss (income) from continuing operations before
  taxes and other items................................  $(162,619)       $29,528       $(195,992)      $(166,666)      $(84,758)
Fixed charges:
  Interest, whether expensed or capitalized............     80,303         69,470          56,705          43,994          22,194
                                                         ----------       -------       ---------       ---------       ---------

Adjusted (loss) income.................................    (82,316)        98,998        (139,287)       (122,672)       (62,564)
Fixed charges..........................................     80,303         69,470          56,705          43,994         22,194
                                                         ---------        -------       ---------       ---------       --------
Ratio of earnings to fixed charges.....................          -           1.43               -               -              -
Dollar amount of coverage deficiency...................  $(162,619)       $     -       $(195,992)      $(166,666)      $(84,758)
                                                         ---------        -------       ---------       ---------       --------
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